Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Announces Quarterly Dividend

LAKELAND, Fla., July 1, 2016 - Publix Super Markets Inc. announced its board of directors declared a quarterly dividend of 22.25 cents per share on its common stock.

The dividend will be payable Aug. 1, 2016, either through direct deposit or mailed as a check to stockholders of record as of the close of business July 15, 2016.

Stockholders who would like to elect direct deposit of their dividends should visit the Stockholder Services page at www.publix.com/stock. An online Direct Deposit Authorization for Publix Stock Dividend Form is available on this page. Stockholders should complete, print and sign the form as indicated, and then send the completed form, along with a voided check, to Publix Stockholder Services.

Publix is privately owned and operated by its 182,500 employees, with 2015 sales of $32.4 billion. Currently Publix has 1,117 stores in Florida, Georgia, Alabama, Tennessee, South Carolina and North Carolina. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 19 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###